Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-118020 on Form S-3 of Block Financial Corporation and Registration Statement Nos. 333-118020-01 and 333-154611 on Form S-3 and Nos. 333-160957, 333-119070, 333-42143, 333-42736, 333-56400, 333-70402, and 333-106710 on Form S-8 of our reports dated June 23, 2011, relating to the consolidated financial statements of H&R Block, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding H&R Block, Inc.’s adoption of an accounting standard related to consolidation of variable interest entities on May 1, 2010), and the effectiveness of H&R Block Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of H&R Block Inc. for the year ended April 30, 2011.

Kansas City, Missouri
June 23, 2011